Exhibit 99.1

Sovran Self Storage, Inc.
6467 Main St., Buffalo, NY   14221
(716) 633-1850

FOR IMMEDIATE RELEASE
April 8, 2014

Sovran Self Storage, Inc. Completes Financing of $175 Million in Unsecured Term Notes

Buffalo, NY, April 8, 2014 – Sovran Self Storage, Inc. (NYSE:SSS) a self storage real estate investment trust (REIT),  today announced details of a financing arrangement totaling $175 million of senior, unsecured debt.

The Company will use proceeds from the $175 million privately placed term notes (the Company’s “Series E” notes) to repay the $115 million outstanding on its line of credit and to fund future property acquisitions.  The Series E notes bear interest at 4.533% for their ten year term.

M&T Bank was the sole placement agent in the transaction.

Andy Gregoire, Chief Financial Officer of the Company, commented, “We are pleased with this attractive financing which fits well with our conservative strategy of funding property acquisitions with a mix of equity and long-term unsecured debt.  The interest rate on these notes is the lowest in our history and speaks to our exceptional operating performance, solid financial structure, and investment grade rating.”

ABOUT SOVRAN SELF STORAGE:

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities.  The Company operates 486 self storage facilities in 25 states under the name “Uncle Bob’s Self Storage”®.  For more information, visit www.unclebobs.com, like us on Facebook, or follow us on Twitter.